Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated May 31, 2011 with respect to the audited balance sheet of Biostem US, Corporation as of February 28, 2011, and the related statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended, and the period from November 5, 2008 (inception) through February 28, 2011.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

December 15, 2011